Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (File Nos. 333-280394 and 333-265174) and Form S-8 (File Nos. 333-277741, 333-225972, 333-237116, and 333-274745) of our reports dated November 13, 2024 relating to the financial statements of BrightView Holdings, Inc. and the effectiveness of BrightView Holdings, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of BrightView Holdings, Inc. for the fiscal year ended September 30, 2024.

/S/ Deloitte & Touche LLP

Philadelphia, PA

November 13, 2024